07 September 2023

Internal Rules
Torm plc, a company registered in England and Wales with company number 9818726

Table of contents

1Introduction
1.1TORM plc, a company registered in England and Wales with company number 9818726 (the “Company”), is admitted to trading and official listing on Nasdaq and Nasdaq Copenhagen A/S (“Nasdaq Copenhagen”).

1.2These internal rules have been prepared in order to ensure the Company’s compliance with the Market Abuse Regulation and any implementing or delegated legislation issued pursuant hereto, applicable Danish legislation as well as the Nasdaq Nordic Main Market Rulebook Issuers of Shares (the “Rules for Issuers”) and the relevant provisions of the Danish Capital Markets Act (“DCMA”) and related executive orders. These Internal Rules have also been prepared to ensure compliance with applicable U.S. Securities and Exchange Commission (“SEC”) requirements, as well as Nasdaq requirements.

1.3Definitions of terms used in these internal rules are set out in Appendix A.

1.4These internal rules shall ensure that the Company, the Board of Directors, any Board Observers, the chief executive officer, chief financial officer and other employees within the Group and affiliated parties, comply with the rules for (a) handling of Inside Information, (b) trading in Shares in the Company and other types of Financial Instruments (c) the Company’s trading in treasury Shares and other types of Financial Instruments and (d) the Company’s disclosure requirements as a listed company.

1.5Violation of these rules may be a criminal offence, may result in civil liability or other penalties and may significantly harm the Company or the Group. The Company may in case of violation of the rules disclose information to the police and other authorities as well as the DK FSA, just as dismissal without notice may take place.

1.6These rules will be reviewed regularly and at least once a year by the Board of Directors.

1.7The Company shall upon request submit a copy of these rules and the Insider List to the relevant competent authorities and Nasdaq Copenhagen.

1.8As of 01 January 2021 (after Brexit), the Company has chosen Denmark as its home state for the purposes of the EU Transparency Directive (as amended). The Market Abuse Regulation which, among other things, regulates insider trading, market manipulation and disclosure of transactions by PDMRs and their CAPs, applies in both Denmark and the UK.

1.9All questions on the interpretation of these rules shall be directed to the Company’s Board of Directors.

2Persons covered by the internal rules
1.1The internal rules are divided into four parts addressed to different groups of people.

1.2The rules on Inside Information (Part 1) are addressed to the Board of Directors, any Board Observers, the chief executive officer, chief financial officer and other employees of the Company and the Group who have access to Inside Information, which directly or indirectly pertains to the Company or the Group.

1.3The rules on trading in Shares and other types of Financial Instruments (Part 2) are addressed to the Board of Directors, any Board Observers, the chief executive officer, chief financial officer and other employees of the Company and within the Group.

1.4The rules on the Company’s trading of treasury Shares and other types of Financial Instruments (Part 3) are primarily addressed to the Board of Directors and any Board Observers.

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1.5The rules on compliance with disclosure requirements (Part 4) are primarily addressed to the Board of Directors and any Board Observers.

1.6The Board of Directors shall ensure that all relevant persons to whom these rules may apply receive a copy of these rules or relevant parts hereof.

1.7In connection with any recruitment of new employees in the Company or in companies within the Group, the Company’s Board of Directors shall ensure that any new employee is made familiar with the obligations that follow from these internal rules and is made aware of the applicable sanctions in case of any violation of the rules.

1.8The Board of Directors may delegate its responsibilities pursuant to the internal rules to the chief executive offer if deemed appropriate by the Board of Directors, and acknowledging that the internal rules will continue to apply to the Board of Directors and that the Board of Directors cannot release itself from its responsibility under these internal rules through such delegation.

3Effective date
1.1These rules have been adopted by the Board of Directors on 2 December 2016 and shall enter into force on the same day. The rules have subsequently been amended on and amended on 10 June 2022.

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Part 1 – Internal rules to ensure that Inside Information is not unduly disclosed

1Purpose
1.1The purpose of this Part 1 is to prevent Inside Information from becoming available or disclosed to others than those, who – solely based on the considerations of the Company and the Group – have an actual need to have such Inside Information in order to perform and fulfil their duties within the Group.

1.2This Part 1 is addressed to the Board of Directors, any Board Observers, the chief executive officer and chief financial officer and other employees of the Company and the Group who possess or have access to Inside Information relating, directly or indirectly, to the Company, the Group or its Shares or other Financial Instruments.

1.3The prohibition against undue disclosure of Inside Information applies both during and after the expiry of the term of appointment or employment of any member of the Board of Directors, any Board Observers, the chief executive officer and chief financial officer or any such employee, as the case may be, as long as the Inside Information is qualified as such.

2Prohibition against disclosure of Inside Information
1.1According to the Market Abuse Regulation article 10 and 14, any person with Inside Information shall not disclose such information unless the disclosure is made in the normal course of his/her employment, profession or duties.

1.2Disclosure of Inside Information is thus prohibited both in relation to colleagues within the Company and the Group as well as in relation to third parties or related parties, such as family members, friends and acquaintances unless otherwise permitted pursuant to this Clause 2.
1.3There are three important exceptions to this prohibition:

(a)Disclosure of Inside Information may take place to colleagues within the Group, if the recipient has a relevant and necessary work-related need to gain access to the information in question in order to fulfil his/her duties within the Group.

(b)Disclosure to external third parties may take place, to the extent it is necessary and in the interest of the Company, provided that the third party receiving the Inside Information is under a duty of confidentiality under legislation, administrative provisions, articles of association or a contract, or provided the disclosure is effected in a manner so as to ensure that the receiving third party is expressly informed that the information is Inside Information and that disclosure is forbidden.

External advisers such as auditors and attorneys, who by virtue of their profession are subject to a duty of confidentiality, will be allowed to receive Inside Information. Other external third parties such as financial advisers, bankers, consultants, temporary and unengaged employees shall, before they receive Inside Information, sign an agreement to confirm that he/she is aware that the information is Inside Information and that he/she is aware that disclosure or abuse of such Inside Information is forbidden. Reference is also made to section 3.4 below.

(c)Disclosure of Inside Information to third parties may take place as part of a market sounding in accordance with the Market Abuse Regulation article 11.

1.4Any employee, who participates in investor meetings (or similar) regarding the Group, shall be particularly careful that no information which could be price sensitive is provided at such meetings.

1.5If an employee suspects that Inside Information has been unlawfully disclosed, whether intended or not (e.g. a leakage), the chief executive officer shall immediately be contacted.

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1.6A recipient of Inside Information shall be expressly informed that he/she is receiving Inside Information, which shall not be disclosed.

1.7If an employee sees a need to disclose Inside Information to others inside or outside the Group, the employee shall, in cases of doubt, confer with the chief executive officer or such persons as authorised by the chief executive officer prior to disclosure.

1.8Except where Inside Information is disclosed to the Board of Directors, any Board Observers or the chief executive officer, an employee shall inform the chief executive officer or such persons authorised by the chief executive officer when disclosure has taken place, and shall provide the names and certain information of the persons having received the Inside Information to allow such persons to be included on the Insider List, see section 4 below.

1.9Only the Chairman of the Board of Directors, the chief executive officer and the person in charge of Investor Relations are entitled to make statements regarding the Company and the Group in respect of matters that may influence the price on Financial Instruments, unless the Board of Directors decides otherwise.

3Responsibility for observing confidentiality
1.1The obligation to treat Inside Information as strictly confidential rests with all employees within the Group. Further, sensitive information regarding the Company and Group shall be treated as confidential. The Board of Directors shall stress the importance to all employees of the Group.

1.2Any disclosure of Inside Information shall at all times be limited as much as possible.

1.3When dealing with Inside Information, the Board of Directors shall ensure that such information is only disclosed to employees, external advisers etc., who specifically require or have a legitimate right to obtain the Inside Information in question.

1.4The Board of Directors shall ensure that external advisers, cooperation partners and other contracting parties who may obtain or access information, which may potentially become Inside Information, sign a confidentiality agreement. When such persons actually obtain Inside Information, the Board of Directors shall immediately be informed and such persons shall be included on the Ad-Hoc Insider List, see section 4 below, and be informed about the obligations and responsibilities resulting from being in possession of Inside Information.

1.5It is the responsibility of the Board of Directors to ensure the confidential handling of Inside Information. Employees within the Group shall store Documents so as to minimise the risk of unintended disclosure. Guidelines which may be applied on a case-by-case basis include:

•being attentive when copying and forwarding Documents, including in the use of e-mails,
•forwarding confidential fax messages, letters and e-mails in a way so that only the proper recipient will receive the Document and using passwords/encryption if possible and relevant,
•securing and limiting access to Inside Information (in electronic form), by the use of passwords or similar,
•shredding of all drafts and Documents that do not need to be kept, and retention of confidential material only in places where it cannot be accessed by unauthorised persons, and
•using code names or anonymous referencing in significant projects such as large acquisitions, divestments, mergers and take-over bids, the disclosure of which would be likely to have a significant effect on the price of Shares or other

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Financial Instruments and keeping cabinets with Documents, locked when leaving the office.

4Insider List
1.1The Company shall prepare and update on an on-going basis an Insider List of all persons, who work for the Group and who on a permanent or on an ad hoc basis have access to Inside Information relating, directly or indirectly, to the Company or the Group.

1.2The Insider List shall also include legal persons which are provided with access to Inside Information. The names of the individual employees of the legal person shall, however, not be included on the Insider List if it is ensured that the legal person assumes the task of drawing up and update its own insider list of all individuals working for such legal person with access to Inside Information. The Company shall always retain a right of access to such insider list.

1.3The Insider List will be comprised of (i) ad-hoc insider lists which each relate to a specific piece of Inside Information (e.g. a particular transaction, contract, corporate or financial event) and where each list includes all those persons who have access to the same piece of Inside Information (the “Ad-Hoc Insider Lists”), and (ii) a permanent insider list which includes those persons who, as a result of their function or position, are deemed to have access at all times to all Inside Information which exists within the Group (the “Permanent Insider List”). Each Ad-Hoc Insider List and the Permanent Insider List shall include the information set out in Appendix B.

1.4The following persons shall be included on the Permanent Insider List:

(a)the Board of Directors, any Board Observers, the chief executive officer and the chief financial officer (in each case to the extent appointed from time to time),

(b)any personal assistant (or similar) to a member of the Board of Directors, the chief executive officer or chief financial officer; and

(c)certain senior employees within the Group who due their position have permanent access to Inside Information relating, directly or indirectly, to the Company or the Group.

1.5The Insider List shall be updated immediately:

(a)if there is a change in the reason why a person is on the Insider List,

(b)if a new person is to be added, or

(c)if a person on the Insider List no longer has access to Inside Information.
1.6When a person ceases to have access to Inside Information or the Inside Information in question is published, the Insider List shall immediately be updated to reflect this. Persons included on the Permanent Insider List shall be included on the Permanent Insider List as long as such persons hold a position as set out in section 4.4.

1.7If a person has obtained Inside Information outside normal office hours, the update of the Insider List shall take place as soon as possible the following day.

1.8The chief executive officer is responsible for the preparation and the updating of the Insider List. The chief executive officer may delegate the responsibility for the day-to-day update of the Insider List to any relevant employee.

1.9When using external consultants, advisers etc., who may get access to Inside Information - and who do not have a duty of confidentiality under legislation - the employee engaging the adviser shall immediately inform the chief executive officer or his/her delegate persons

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when such persons obtain access to Inside Information to ensure that the relevant Insider List is updated.

1.10Persons who are included on the Insider List, shall without undue delay be informed about their legal duties with respect to Inside Information, including the potential sanctions for abuse or unauthorised disclosure. When informed that a person shall be included on the Insider List, the chief executive officer or his/her delegated persons will ensure that such persons receive the required notification.

1.11Details of updates of the Insider List shall be kept for no less than five years after preparation or updating of the relevant list. The Insider List shall be kept electronically.

5Restricted Trading List
5.1    In addition to the Insider List, the Company will keep a list of certain employees of the Group which the Company considers may have access to confidential information on a regular basis (the “Restricted Trading List”). Such employees will be subject to Trading Windows as further set out in Part 2. The employees included on the Restricted Trading List will receive a separate note in this regard.

6Sanctions
1.1A violation of the prohibition against unlawful disclosure or misuse of Inside Information may under Danish Law be punishable by a fine or imprisonment for up to 1 year and 6 months.

1.2In addition, a violation of the prohibition against unlawful disclosure or misuse of Inside Information may be subject to criminal, civil or other sanctions under the laws of other jurisdictions than Denmark such as the United States.
1.3A violation may furthermore lead to disciplinary actions such as warnings and in certain cases, dismissal without notice, and the Group may have to report such violation to the competent authorities and/or report the employee to the police.

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Part 2 – Internal rules governing trading in Shares and other types of Financial Instruments

1Purpose
1.1This Part 2 governs the access for the Board of Directors, any Board Observer, the chief executive officer, the chief financial officer and other employees of the Company and within the Group to trade for their own or any third party’s account in Shares and other types of Financial Instruments.

1.2This Part 2 covers trading in Financial Instruments issued by the Company or a company within the Group which are admitted to trading on a regulated market, multilateral trading facility or organized trading facility such as trading in the shares of the Company admitted to trading on Nasdaq Copenhagen and Nasdaq. The internal rules also cover Financial Instruments linked to such shares such as restricted share units, share options, warrants and convertible bonds.

1.3The prohibition against trading outside the Trading Window normally applies to the Board of Directors, any Board Observers and a chief executive officer for a period of six months and for employees for a period of three months after such persons are no longer engaged with the Group. The prohibitions against insider trading and price manipulation apply at all times. In addition, as the Company is incorporated in England and Wales, the provisions of the UK Financial Services and Markets Act 2000 (the “FSMA”) and the UK Criminal Justice Act 1993 (the “CJA”) (each as summarised below) shall apply to the
Board of Directors, any Board Observers, a chief executive officer and such employees at all times.

2Prohibition against insider trading
1.1Purchase, sale or recommendation to buy or sell a Financial Instrument or cancel or amendment of an order concerning a Financial Instrument shall not be performed or attempted by any person with Inside Information, which could be of importance to the transaction in question.

1.2The Board of Directors, any Board Observers, the chief executive officer, chief financial officer and other employees within the Group shall at all times observe this prohibition against insider trading.

1.3Pursuant to the Market Abuse Regulation article 9(3) the prohibition against insider trading does not apply to buying or selling of Financial Instruments conducted in the discharge of an obligation, provided that the obligation has become due at the time of the transaction and where that said obligation results from an agreement concluded before the person concerned possessed Inside Information.

1.4The prohibition against insider trading applies to any person who has Inside Information, regardless of whether the persons in question are included on the Insider List or not.

3Trading Window
1.1The Company has decided to use Trading Windows to ensure compliance with the restrictions on trading in Financial Instruments, including violation of the prohibition on insider trading. The Trading Windows apply for persons on the Permanent Insider List, persons included on the Restricted Trading List, other employees of the Company and the Group and any spouse or partner equivalent to a spouse, cohabitant or dependent child related to a person on the Permanent Insider List, Restricted Trading List or other employee (collectively referred to as the “Persons subject to Trading Windows”).

1.2The Persons subject to Trading Windows may only buy, sell and subscribe for Shares and other types of Financial Instruments for their own or any third party’s account for a period of 45 days starting one day after the date of each published interim report or preliminary announcement of annual results (also referred to as the “Trading Window”). The restrictions in this section 3.2 do not apply to (i) the receipt and exercise, but not the sale

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of the underlying shares, by Persons subject to Trading Windows of Shares, stock options or other Financial Instruments granted by the Company to such persons pursuant to the Company’s Share-related incentive programmes established from time to time in accordance with the Company’s Remuneration Policy, including Overall Guidelines for Incentive Pay, for the Board of Directors and (ii) Shares automatically delivered by the Company to such persons upon vesting of stock options or other Share-related Financial Instrument granted pursuant to the Company’s Share-related incentive programmes established in accordance with the Company’s Remuneration Policy, including Overall Guidelines for Incentive Pay, for the Board of Directors.

1.3Persons on an Ad-Hoc Insider List will per definition have access to Inside Information and the Trading Window will consequently always close for such persons. The Trading Window will always close for the persons included on the Permanent Insider List if an Ad-hoc Insider List exists.

1.4Except as set out in section 3.2, buying, selling and subscription for Financial Instruments may not take place outside the Trading Window, unless the Chairman of the Board of Directors approves the transaction in advance and in writing. Permission will only be granted if special circumstances exist and will usually only be granted in situations where a right is exercisable only within a time-limit on which the holder of the right has no influence. Any request to the Chairman of the Board of Directors pursuant to section 3.4 shall provide the reason and state the specific need for the completion of the transaction. If the Chairman of the Board of Directors has reservations concerning the contemplated purchase/sale, permission will not be granted. Sale, purchase and subscription outside the Trading Window can under no circumstances take place within 30 days prior to the publication of the Company’s interim report or preliminary announcement of annual results.

1.5Regardless of whether the Trading Window is open in accordance with section 3.2, or whether permission from the Chairman of the Board of Directors has been granted pursuant to section 3.4, the general prohibition against insider trading applies if the person in question is in possession of Inside Information.

1.6If a person suspects that actions have been taken contrary to the prohibition against trading in the Financial Instruments referred to in section 3.2 outside the Trading Window or when using Inside Information, the person in question shall immediately inform the Chairman of the Board of Directors or TORM’s whistle-blower thereof.

1.7As the Company has decided to use Trading Windows, the Black-out Period in the Market Abuse Regulation article 19(11), which prohibits PDMRs from performing any transactions during a closed period of 30 calendar days before the publication of an interim report or annual report which the Company is obliged to publish subject to trading venue rules or national law, will be a secondary requirement as all transactions as a main rule shall take place in a Trading Window.

4Prohibition against market manipulation
1.1Pursuant to article 15 of the Market Abuse Regulation, market manipulation or attempts at such manipulation is prohibited.

1.2Market manipulation may include, but is not limited to the buying or selling of Financial Instruments at the close of the market with the effect of misleading investors on the basis of closing prices.

5Notification of transactions by PDMRs and their CAPs
1.1According to article 19 of the Market Abuse Regulation, persons discharging managerial responsibilities (“PDMRs”) within the Company and their respective Closely Associated Persons (“CAPs” as defined below) are subject to a special disclosure obligation to the Company and the DK FSA of transactions conducted for their own account relating to Shares and other Financial Instruments.

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1.2This Part 2, section 5 of the internal rules constitutes the Company’s notification to the PDMRs, cf. the Market Abuse Regulation article 19(5).

1.3Closely Associated Persons to a PDMR (“CAPs”) are the following natural or legal persons with relation to a PDMR:

1.Spouse or partner equivalent to a spouse (including a cohabitant);

2.A dependent child;

3.Other relatives who, for a period of no less than one year from the time of completion of the transaction, have belonged to the household of the PDMR; and

4.Legal persons, trust or partnership where (i) the PDMR or (ii) any of his/her CAPs listed under subsection 1-3 above:

a.Directly or indirectly hold control;

b.Hold the daily managerial responsibility; or

c.Where the legal person is set up for the benefit of such person or the economic interests of the legal person are substantially equivalent to such person.

1.4PDMRs are obliged to ensure that their spouse/cohabitant and other CAPs are informed in writing about their notification obligation and to keep a copy of such notification. The Company will assist each PDMR with this notification.

1.5The Company is required, under the Market Abuse Regulation article 19(5), to keep a list of all PDMRs and their CAPs. Upon election or appointment each PDMR shall provide TORM with a list of his/her CAPs. The PDMR shall inform the Company if there are any amendments or updates to his/her list.

1.6The Company will arrange for the PDMRs and CAPs notification to the DK FSA on behalf of the PDMRs and the CAPs. The PDMRs and CAPs must notify the Company about transactions subject to the notification to the DK FSA by completing the template notification form attached as Appendix C and send it to TORM by email to manmail@torm.com immediately after and on the same day as the transaction.

1.7The PDMR and the CAP shall in any event send the notification form in sufficient time to enable the Company to file with the DK FSA on behalf of the PDMR or the CAP, as applicable, immediately and not later than within the deadline of three days after the transaction.

1.8By notifying the Company of a transaction subject to the notification to the DK FSA, the PDMR and the CAP in question authorises the Company to file the transaction with the DK FSA on such person’s behalf as well as to any other competent authority where a notification of the transaction is required.

1.9The first time a PDMR or CAP gives notification to the Company of a transaction subject to notification to the DK FSA, the PDMR or CAP shall complete and forward to the Company the form of power of attorney attached as Appendix D. The completed power of attorney must be submitted electronically to TORM by email to vbe@torm.com.

1.10The notification requirement first and foremost applies in relation to purchase/sale, share loans, inheritance and transfers made as gifts. The disclosure requirement also covers

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transfers for security purposes in the form of pledges. In addition, the notification requirement applies when the Company grants share options or warrants or delivers shares upon vesting of such options or warrants. The notification requirement also applies if a PDMR chooses to exercise a previously allotted share option regardless of whether this option is exercised by purchase of shares or by cash settlement.

1.11The filing to the DK FSA by the Company on behalf of the PDMR or CAP is made at the sole responsibility of the PDMR and CAP, as applicable, and the PMDR or CAP warrants that the information contained in the notification about the transactions is correct.

1.12The PDMR and his/her CAPs shall report all transactions in Financial Instruments to the Company irrespective of any applicable notification threshold in the Market Abuse Regulation.

1.13The Board of Directors shall ensure that the received notifications are made public through a company announcement promptly and no later than three business days after the transaction. The Board of Directors may in accordance with the Market Abuse Regulation article 19(5) decide not to publish the notification if determined by DK law that the DK FSA may itself make public the information.

6Other reporting obligations
1.1In addition to the notification obligations described above, any person who holds Shares or Financial Instruments linked to already issued Shares must notify the Company of the percentage of voting rights he/she holds as shareholder or is deemed to hold through his direct or indirect holding of Financial Instruments, if the percentage of those voting rights reaches, exceeds or falls below 5%, 10%, 15%, 20%, 25%, 50% or 90% as a result of an acquisition or disposal of Shares or Financial Instruments or as a result of events changing the breakdown of voting rights.

1.2Further, any person who holds Shares or Financial Instruments linked to already issued Shares, may be subject to US reporting obligations under Section B of the Securities Exchange Act of 1934 (the “Exchange Act”) starting at 5%.

1.3Each member of the Board of Directors shall upon election or appointment inform the relevant employee in the Company which will be designated by the Board of Directors from time to time of the size of the member’s direct and indirect holding(s) of Shares and other Financial Instruments (if any). Any subsequent transactions in respect of Shares and other Financial Instruments (if any) shall be reported in accordance with the provisions herein.

1.4Each member of the Board of Directors shall arrange that the person’s holding(s) of Shares and other Financial Instruments is registered in the relevant securities register in such manner that the legal name of the holder and the name of the relevant person - to the extent possible - appears.

7Sanctions
1.1Any violation of the prohibition against insider trading or the prohibition against market manipulation may be punishable by a fine or imprisonment for up to 1 year and 6 months (and up to 6 years in cases of intentional violations of a particularly gross nature, such as in cases where the violations have been made by concerting persons, have resulted in significant gains, or in case of a large number of intentional violations). Any violation of the rules on notification and disclosure of relevant information regarding transactions with Shares and other Financial Instruments any PDMRs or their CAPs is punishable by fine.

1.2Further, a violation of the provisions in this Part 2 may be subject to additional penalties under applicable law of the United States.

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1.3In addition, a violation of the provisions in this Part 2 may lead to disciplinary action such as warnings and in certain cases, dismissal without notice and the Group may have to report a violation to the relevant competent authority and/or report the relevant person to the police.

1.4Where any individual’s behaviour amounts to market abuse under the provisions of DCMA as contemplated in paragraph 5 of this Part 2, the DK FSA may (i) impose an unlimited civil fine, (ii) make a public statement that the person has engaged in market abuse, (iii) apply to the court for an injunction to restrain threatened or continued market abuse, (iv) apply to the court for a restitution order, or (v) require the payment of compensation to victims. The imposition of penalties for market abuse transactions will not make the transaction void or unenforceable in itself however.

1.5If an employee trades with Financial Instruments admitted to trading on a stock exchange or a similar market outside of Denmark, such as Nasdaq in New York, such person will also have to observe the rules applicable for such trading. The employee is responsible for keeping himself/herself updated on such rules.

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Part 3 – Internal rules governing the Company’s trading in treasury Shares and other Financial Instruments

1Purpose
1.1The purpose of this Part 3 is to ensure that the Company's trading in treasury Shares and other Financial Instruments is in accordance with applicable law, that the Company fulfils its disclosure obligations and that the Company does not trade in Shares or other Financial Instruments contrary to the prohibitions against insider trading and market manipulation.

1.2Further, any sale or disposition of treasury Shares must be registered or be subject to an exemption under applicable US securities law.

1.3This Part 3 is primarily addressed to the Board of Directors.

2Disclosure requirements in relation to purchase and sale of treasury Shares
1.1If the Company acquires or disposes of its own Shares, it must immediately (but no later than four trading days following the transaction) make public through an announcement, the percentage of voting rights and share capital held by the Company, directly or indirectly, where the percentage reaches, exceeds or falls below 5% or 10% of the voting rights or the share capital in the Company (cf. DCMA section 31). Shares that are owned by the Company’s subsidiaries shall also be included when calculating the Company’s holding of treasury Shares and Financial Instruments linked to already issued Shares. Purchase and sale include transactions by the Company itself as well as transactions carried out by other persons in their own name but for the Company’s account.

1.2If Shares are bought back and held as treasury Shares, there will be a notification transaction if, as a result, the percentage of voting rights attached to Shares held in treasury (ignoring the fact that the Company cannot exercise these voting rights) and share capital exceeds or falls below the 5% or 10% thresholds relate to the total number of treasury Shares held and not whether any particular buyback transaction relates to a purchase of Shares with voting rights greater than 5% or 10%.

1.3The Company must announce the total number of voting rights and capital for each class of issued Share and the total number of voting rights attaching to its Shares that are held in treasury.

3Time and manner of disclosure
1.1Disclosure pursuant to section 2 shall take place immediately.

1.2The notification may be worded in accordance with the template below:
“Pursuant to Section 31 of the Danish Capital Markets Act, TORM plc hereby announces that:

Today TORM plc has [acquired/sold/cancelled[ [number] treasury shares, and thus TORM plc and its subsidiaries’ total holding of treasury shares amounts to nominally [ ], corresponding to [ ] % of the company’s total share capital and [ ]% of the company’s total voting rights.”

1.3In addition, the Company is obliged to simultaneously notify the DK FSA. If the purchase of treasury Shares takes place under the Safe Harbour Rules, the Company shall in addition give notification pursuant to such rules.

4Duties of the Board of Directors
1.1The members of the Board of Directors shall keep themselves informed of the Company’s and its subsidiaries' total holding of Shares and other types of Financial Instruments (if any). The Company’s subsidiaries shall not trade in Financial Instruments without the prior

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consent of the Board of Directors. It is the responsibility of the Board of Directors to inform the managements of the respective subsidiaries of this requirement for approval.

1.2When there is a duty to make a notification, the Board of Directors shall arrange publication on behalf of the Company. The Board of Directors shall have such publication on the agenda for their next board meeting.

5Prohibition against insider trading
1.1The Company shall not trade, attempt to trade or recommend to third parties to trade in Financial Instruments if the Company is in possession of Inside Information, which could be of relevance or importance to the transaction in question.

1.2The Board of Directors shall ensure that neither the Company nor its subsidiaries increase or decrease their total holding of Financial Instruments at any time when the Company is in possession of Inside Information, which could be of relevance or importance to the transaction in question.

1.3Pursuant to the Market Abuse Regulation article 9(3) the prohibition against insider trading does not apply to buying or selling of Financial Instruments conducted in the discharge of an obligation, provided that the obligation has become due at the time of the transaction and where that said obligation results from an agreement concluded before the person concerned possessed Inside Information.

1.4The prohibition against insider trading does not apply to trading in treasury Shares under buy-back programmes or to trading in Financial Instruments as part of the stabilisation of the price of a Financial Instrument, provided such trading is carried out in accordance with the Safe Harbour Rules.

6Prohibition against market manipulation
1.1Market manipulation or attempts at such manipulation may not take place.

1.2Market manipulation may include, but is not limited to the buying or selling Financial Instruments at the close of the market with the effect of misleading investors on the basis of closing prices.

1.3The prohibition against market manipulation does not apply to trading in Shares under buy-back programmes or to trading in Financial Instruments as part of a stabilisation of the price of a Financial Instrument, provided such trading is carried out in accordance with the Safe Harbour Rules.

7Black-out Period
1.1Regardless of whether the Company would otherwise be entitled to purchase or sell treasury Shares and other Financial Instruments, the Company and its subsidiaries are not permitted to trade with the Shares and other Financial Instruments for a period of 30 calendar days prior to the publication of the Company’s interim report and preliminary announcement of the annual results.

1.2Purchases and sales may take place within the 30 days’ period mentioned in section 7.1 in special cases where this may be necessary in order to avoid significant or threatening damage to the Company, and in connection with general share buy-back programs as well as exercise of option programs or in similar cases where the time of purchase or sale has been fixed in advance. However, trading in the Shares and other Financial Instruments may never take place immediately prior to the publication of the Company’s interim reports or preliminary announcement of annual results/annual report.

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Part 4 – Internal rules to ensure compliance with the disclosure requirements

1Purpose
1.1The purpose of this Part 4 is to ensure that the Company complies with all applicable disclosure requirements incumbent on the Company as a listed company. This part 4 constitutes the Company’s information policy in accordance with the Rules for Issuers section 2.15.3(b).

1.2This Part 4 is primarily addressed to the Board of Directors, any Board Observers, the chief executive officer and the chief financial officer.

2Disclosure requirements
General disclosure requirement
1.1Pursuant to the Market Abuse Regulation article 17, the Company shall disclose as soon as possible, Inside Information, if this information pertains directly to the Company's activities unless disclosure of the Inside Information in question can be delayed, see section 3 below.

1.2In addition to the Market Abuse Regulation, the Company may be subject to disclosure obligations under applicable Nasdaq requirements.

1.3Significant changes concerning already publicly disclosed Inside Information shall be publicly disclosed promptly after these changes occur, and through the same channel as the one used for public disclosure of the original information.

1.4Under applicable US securities law, the Company must at any time disclose material information concerning the Company and the Group, subject to applicable laws, rules and regulations including the rules and regulations of Nasdaq.

1.5Where Inside Information concerns a process which occurs in stages, each stage of the process as well as the overall process could constitute Inside Information.

1.6The Company shall ensure that all market participants have simultaneous access to any Inside Information about the Company. The Company is also required to ensure that such information is treated confidentially and that no unauthorised party is provided with access to such information prior to disclosure.

1.7A non-exhaustive list of circumstances which may constitute Inside Information for the purpose of this part 4 is included in the definition of Inside Information in Appendix A.

1.8Special disclosure requirements
In addition to the general disclosure requirements, the Company is subject to special disclosure obligations (in DCMA and the Rules for Issuers) requiring the Company to notify the market, inter alia in case of amendments to the capital structure, changes to the Board of Directors, appointment of and change of a chief executive officer and transactions with closely related parties. Moreover, the Company is subject to certain disclosure requirements that apply on a continuous basis, inter alia in connection with general meetings of the Company and financial reporting. A list of special and continuous disclosure requirements is included in Appendix E. These disclosure obligations apply regardless of whether or not such matters constitute Inside Information.

3Time of disclosure
1.1Disclosure of Inside Information shall be made as soon as possible unless the Company is able to delay disclosure in accordance with the requirements set out below.

1.2The decision to immediately disclose Inside Information or to delay disclosure hereof is made by the chief executive officer together with the chairman of the Board of Directors, or, if deemed relevant, the entire Board of Directors.

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1.3The Company may at its own responsibility delay the disclosure of Inside Information provided that the following conditions are met:

(a)Immediate disclosure will prejudice the Company’s legitimate interest;

(b)The delay is not likely to mislead the public; and

(c)The Company is able to ensure the confidentiality of the Inside Information.

1.4The assessment of whether the Company’s legitimate interest may be prejudiced is made on a case-by-case basis. The Company’s legitimate interest may be prejudiced in the following non-exhaustive situations:

(a)The Company is conducting negotiations where the outcome or normal pattern of those negotiations would be likely to be affected by public disclosure; or

(b)the Company is planning to buy or sell a substantial activity and the disclosure of such information would jeopardise the conclusion of the transaction.

1.5Disclosure cannot be delayed if the delay is likely to mislead the public. A delay is likely to mislead the public if;

(a)The information is materially different from a previous public announcement of the Company on the matter to which the information refers to;

(b)the information concerns the fact that the Company’s financial objectives are likely not to be met where such objectives were previously publicly announced (i.e. changes to guidance/outlook shall always be disclosed promptly if such changes constitutes Inside Information); or

(c)the information is in contrast with the market’s expectations where such expectations are based on signals that the Company has previously made (e.g. in press released or in a interview with a management member).

It shall always be determined on a case-by-case basis whether a delay will be likely to mislead the public.

1.6If the Company decides to delay disclosure of Inside Information, the chief executive officer or such person delegated by the chief executive officer shall record the date and time when the information became Inside Information. The chief executive officer or his/her delegate shall further ensure that a log is drawn-up and updated on an on-going basis in accordance with the form set out in Appendix F (the “Log”). The chief executive officer or his/her delegate shall also ensure that a draft leakage plan is prepared.

1.7If the Company has delayed disclosure of Inside Information, the chief executive officer or his/her delegate shall:

(a)Upon disclosure to the market, notify the DK FSA that the disclosure of the Inside Information was delayed using the template notification form attached as Appendix G.

(b)Upon request of the DK FSA, submit a written explanation on how the conditions for delay in section 3.3 were met using the information contained in the Log. The written explanation shall be approved by the chief executive officer together with the chairman of the Board of Directors or, if deemed relevant, the entire Board of Directors before submission.

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1.8If Inside Information is given unintentionally to a third party, who is not subject to a duty of confidentiality, disclosure shall be made promptly.

1.9If the Company becomes aware or is deemed to have been made aware of undisclosed Inside Information which has not been kept confidential, the Company shall publish a company announcement with the information in question. However, the disclosure obligation does not apply to market rumours or media speculation unless such rumour explicitly related to the Inside Information where the rumour is sufficiently accurate to indicate that the confidentiality of the Inside Information is no longer ensured.

4Manner of disclosure
1.1The Company shall ensure that disclosure of Inside Information is effected in such a manner that provides the public with rapid access to said information and that the disclosed information is sufficient for complete, correct and timely assessment of the Inside Information to be carried out. The Company shall, as far as possible, ensure that disclosure is effected simultaneously to all categories of investors in all countries within the European Union, and that the DK FSA and Nasdaq Copenhagen receive the said disclosure no later than at the same time as other disclosure takes place. In this respect the Company has entered into a distribution agreement with Nasdaq Copenhagen which provides for disclosure of the Company’s announcements in the entire EU/EEA and simultaneous notification to the DK FSA and Nasdaq Copenhagen.

1.2The Company has fulfilled its disclosure obligation when the relevant announcement has been made available to the public within the entire EU/EEA, which will generally be the case once the information appears on the webpage of the DK FSA and/or Nasdaq Copenhagen. Until such time, the information shall be treated as Inside Information (please refer to Part 1).

1.3As soon as the Company has noted that a company announcement has been disclosed on the webpage of Nasdaq Copenhagen and/or the DK FSA, the announcement shall also be made available on the Company’s website www.torm.com.

5Contents of company announcements
1.1Information disclosed by the Company shall be correct, relevant and clear, and must not be misleading. Information regarding decisions, facts and circumstances must be sufficiently comprehensive to enable assessment of the effect of the information disclosed on the Company, its financial result and financial position, or the price of Financial Instruments. The content of the announcement coordinated with the Board of Directors or its Chairman.

1.2Company announcements shall contain information on the date of disclosure, the Company’s name and website, contact person and phone number. Disclosure shall be effected in a way which clearly states that the information is comprised by the Company’s disclosure obligation.

1.3The most important information in an announcement shall be clearly presented at the beginning of the announcement. Each announcement shall have a heading indicating the substance of the announcement.

1.4Company announcements shall be numbered consecutively.

6Responsibility for compliance with the disclosure and notification requirements
1.1The Board of Directors is responsible for compliance with the Company’s obligations in respect of disclosure and notification vis-a-vis the market, the DK FSA and Nasdaq Copenhagen.

1.2The Board of Directors shall ensure that various requirements as to the form of the company announcements are complied with.

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1.3The chief executive officer or his/her delegate shall at all times ensure and monitor that the Company keeps a log of and is able to document to the DK FSA:

(a)The name of the person who sent the information.

(b)Detailed information on approval of the safety measures.

(c)The time and date at which information was sent.

(d)The media through which the information was sent.

(e)If relevant, detailed information about any restrictions which the Company has applied to the information.

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Appendix A Definitions

Ad-Hoc Insider List     Insider List where each list relates to a specific piece of Inside Information (e.g. a particular transaction, contract, corporate or financial event) and where each list includes all those persons who have access to the same piece of Inside Information.

Black-out Period     The closed trading period of 30 calendar days before the publication of an interim report or annual report which the Company is obliged to publish subject to trading venue rules or national law.

Board of Directors    Board of Directors of the Company and the individual members thereof.

Board Observers    Any Board Observers appointed from time to time by the Company in accordance with the Company’s articles of association and entitled to attend and speak at meetings of the Board of Directors.

CJA    UK Criminal Justice Act 1993.

CAP    A closely associated person to a PDMR as defined in Part 2, section 5.3 in the internal rules.

Company    TORM plc, a company registered in England and Wales with company number 9818726.

Documents    Documents, letters, memoranda, e-mails etc. containing Inside Information.

DTRs    The Disclosure and Transparency Rules.

Financial Instruments    Any financial instrument, including shares and bonds, issued or guaranteed by a company within the TORM Group as defined in point (15) of Article 4(1) of Directive 2014/65/EU (MiFID II) that is admitted to trading or where a request for admission to trading has been made on a regulated market, multilateral trading facility or organised trading facility in Denmark or in another country within the EU or a country with which EU has entered into an agreement for the financial area, or corresponding foreign markets, and financial instruments which are linked to such financial instruments, including share options, warrants, convertible bonds and ADRs.

DCMA    DK Capital Markets Act.

Group    The Company and its subsidiaries from time to time as well as A/S Dampskibsselskabet TORMs Understøttelsesfond.

Inside Information    Article 7(a) of the Market Abuse Regulation defines Inside Information as: “Information of a precise nature which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.”

Information shall be deemed to be of “a precise nature” if it indicates a set of circumstances which exists or which may reasonably be expected

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to come into existence, or an event which has occurred or which may reasonably be expected to occur where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the price of the Financial Instruments or the related derivate Financial Instrument.

In the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information. An intermediate step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information.

Information which, if it were made public, would be likely to have a significant effect on the prices of Financial Instruments etc. shall mean information a reasonable investor would be likely to use as part of the basis of his or hers investment decisions.

The nature of the information that may be deemed Inside Information is not set out in the legislation. Below are examples of circumstances which will generally be considered Inside Information:

•Major expansions or reductions in the Company’s
activities.
•Entering into or termination of major contracts including material financing and loan agreements.
•Acquisition or sale of companies, ships or other material fixed assets.
•Entering into or termination of major cooperation and partner agreements, including joint ventures or pool agreements.
•Significant changes in earnings or liquidity or other material matters that have or may have an effect thereon.
•Market fluctuations of special significance for the Company.
•Financial difficulties.
•Significant price changes or currency fluctuations.
•Changes in specific material financial or political circumstances.
•Transfer of a major shareholding in the Company or the intention to acquire or sell among major shareholders, which the Board of Directors or the chief executive officer are involved in or have knowledge of.
•Submission of acquisition offers or public takeover bids.
•Initiation or settlement of material law suits initiated by or against the Company or corresponding material claims.
•Decisions of material significance made by public authorities or courts, including enquiries from the competition authorities of special significance for the Company.
•Significant changes in the company structure or business structure.
•Proposals for capital decreases or capital increases as well as any other material proposed amendments of the articles of association.
•Proposals for extraordinary dividend payments and stock splits as well as the introduction of share buy-back programmes.
•Proposals for new laws or amendment to existing laws of a material nature in the area which the Company carries out

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business.
•Proposals for mergers, dissolution and other reconstruction arrangements, suspension of payments, bankruptcy, receivership or liquidation.
•Shareholders’ agreements which the Company obtains knowledge of concerning application of voting rights or the transferability of the Financial Instruments.
•Changes in management or control.
•Changes in the Company’s certifying accountants.
•Changes in securities or registered securities.
•Defaults upon senior securities.
•Material increases or decreases in the amount outstanding of securities or indebtedness.
•The results of the submission of matters of a vote of security holders.
•Transactions with directors, officers or principle security holders.
•The granting of options or payment of other compensation to directors or officers.
•Information regarding similar material circumstances in material subsidiaries.

The above items are not listed in any particular order, they are only to be considered as guiding examples and the list is not exhaustive. Knowledge of other circumstances may also constitute Inside Information, if such information is specific and may be likely to have a significant effect on the prices of Financial Instruments if disclosed.

Insider List    A list of persons working for the Group who permanently or on ad-hoc basis have access to Inside Information, which list the Company is obliged to prepare and update on an ongoing basis pursuant to article 18 of the Market Abuse Regulation.

Market Abuse Regulation    Regulation (EU) no. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

Nasdaq Copenhagen    Nasdaq Copenhagen A/S.

PDMRs    Persons discharging managerial responsibilities shall mean:
•A member of the Board of Directors of the Company and
•Any senior executive, including the chief executive officer, who are not a member of the Board of Directors but who has regular access to inside information relating directly or indirectly to the Company and the power to make managerial decisions affecting the future development and business prospects of the Company.

Permanent Insider List    An Insider List which includes those persons who, as a result of their function or position, are deemed to have access at all times to all Inside Information which exists within the TORM Group.

Restricted Trading List    The Company’s list of certain employees which the Company considers may have access to confidential information on a regular basis and who are subject to the Trading Windows.

Rules for Issuers    Nasdaq Nordic Main Market Rulebook for Rules for issuers of shares.

Safe Harbour Rules    The Market Abuse Regulation article 5 and any legislation issued pursuant hereto.

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Shares    Shares issued by the Company (including any book entry interests held in respect of any Shares.)

Trading Window    The 45 days after the date of publication of any of the
Company’s interim reports and announcement of annual results (or annual reports if they replace announcement of annual results), and during which period trading with Financial Instruments may as a main rule take place.

DK FSA    Danish Financial Supervisory Authority.

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Appendix B – Ad-hoc Insider List and Permanent Insider List

Ad-Hoc Insider List for [Project name/other description of the information which is considered information]
TORM plc (the “Issuer”) is admitted to trading and official listing on Nasdaq Copenhagen A/S under ISIN code GB00BZ3CNK81.

This insider list has been prepared in accordance with Article 18 of the Market Abuse Regulation (EU) No. 596/2014 (“MAR”) and Commission implementing regulation (EU) No. 347/2016 appendix 1.

This section of the insider list contains details of the TORM Group employees/external parties who have access to inside information in connection with [Project name/other description of the information which is considered information].

Created on [yyyy-mm-dd, hh:mm CET]. Updated on (last update) [yyyy-mm-dd, hh:mm CET] by Veronica Bermann.
Date of transmission to Nasdaq Copenhagen A/S/the Danish Financial Supervisory Authority/other competent authorities: [yyyy-mm-dd].

No.	First name(s) of the insider	Surname(s) of the insider	Birth surname(s) of the insider (if different)	Professional telephone number(s) (work direct telephone line and work mobile numbers)	Company name and address	Function and reason for being insider	Obtained (the date and time at which a person obtained access to inside information)	Ceased (the date and time at which a person ceased to have access to inside information)	Date of birth	National Identification Number (if applicable)	Personal telephone numbers (home and personal mobile telephone numbers)	Personal full home address (street name; street number; city; post/ zip code; country)	Confirmation received
1.	[Text]	[Text]	[Text]	[Numbers (no space)]	[Address of issuer/emission allowance market participant/ auction platform/auctioneer/auction monitor or third party of insider]	[Text describing role, function and reason for being on this list]	[yyyy-mm-dd, hh:mm UTC]	[yyyy-mm-dd, hh:mm UTC]	[yyyy-mm-dd]	[Number and/or text]	[Numbers (no space)]	[Text: detailed personal address of the insider — Street name and number — City — Post/zip code — Country]	[Confirmation received on inclusion on the Insider List pursuant to MAR Article 18(2) on yyyy-mm-dd, hh:mm CET]

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Permanent Insider List
TORM plc (the “Issuer”) is admitted to trading and official listing on Nasdaq Copenhagen A/S under ISIN code GB00BZ3CNK81.

The Permanent Insider List has been prepared in accordance with Article 18 of the Market Abuse Regulation (EU) No. 596/2014 (“MAR”) and Commission implementing regulation (EU) No. 347/2016 appendix 1.

This section of the Permanent Insider List contains details of the employees within the TORM Group who are deemed to have constant access to all inside information relating to the TORM Group, due to their function or position.

Created on [yyyy-mm-dd, hh:mm CET]. Updated on (last update) [yyyy-mm-dd, hh:mm CET] by Veronica Bermann.

Date of transmission to Nasdaq Copenhagen A/S/the Danish Financial Supervisory Authority/other competent authorities: [yyyy-mm-dd].

No.	First name(s) of the insider	Surname(s) of the insider	Birth surname(s) of the insider (if different)	Professional telephone number(s) (work direct telephone line and work mobile numbers)	Company name and address	Function and reason for being insider	Included (the date and time at which a person was included in the permanent insider section)	Date of birth	National Identification Number (if applicable)	Personal telephone numbers (home and personal mobile telephone numbers)	Personal full home address (street name; street number; city; post/ zip code; country)	Confirmation received
1.	[Text]	[Text]	[Text]	[Numbers (no space)]	[Address of relevant TORM entity]	[Text describing role, function and reason for being on this list]		[yyyy-mm-dd CET]	[Number]	[Numbers (no space)]	[Text: detailed personal address of the insider — Street name and number — City — Post/zip code — Country]	[Confirmation received on inclusion on the Insider List pursuant to MAR Article 18(2) on yyyy-mm-dd, hh:mm CET]

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Appendix C Notification form

Notification form for PDRMs and their CAPs

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1	Details of the PDMR / CAP
a)	Name	[For natural persons: the first name and the last name(s)] [For legal persons: full name including legal form as provided for in local registers]
2	Reason for the notification
a)	Position/status	[For the PDMR: the position occupied within TORM plc, e.g. CEO, CFO][For the CAP: An indication that the notification concerns a CAP with a PDMR and name and position of the relevant PDMR]
b)	Initial notification/Amendment	[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending]
3	Details of the Company, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	TORM plc
b)	LEI code[1]	N/A
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument and identification code	[Indication as to the nature of the instrument e.g., Share, a derivative or a financial instrument linked to a Share and ISIN]
b)	Nature of the transaction
[Description of the transaction type, e.g. purchase, sale, lending, pledging, transactions undertaken by persons professionally arranging or executing transactions and certain transactions made under a life insurance policy. It should be indicated whether the transaction is linked to the exercise of a share option programme]

c)	Price(s) and volume(s)	Price (s) Volume(s)
d)	Aggregated information -Aggregated volume -Price
[The volumes of multiple transactions are aggregated when these transactions, relate to the same financial instrument, are of the same nature, are executed on the same day and are executed on the same place of transaction - In case the volumes of multiple transactions are aggregated, state the weighted average price of the aggregated transactions]

e)	Date of the transaction	[YYYY-MM-DD, UTC time.] [Denmark is UTC+1 in zonetime and UTC+2 in summertime]
f)	Place of the transaction	[Nasdaq Copenhagen A/S – XCSE If the transaction was not executed on the above mentioned venue, please mention “outside a trading venue”]

1 Required from 1 January 2017

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Appendix D Proxy

Power of Attorney for notification of transactions
I, the undersigned, hereby authorise TORM plc, company registration no. 9818726, with right of substitution, to file reports on my behalf, with the UK FCA and any other relevant authorities, regarding transactions involving shares or other financial instruments issued by TORM plc, in order to comply with the notification requirements under Article 19 of the EU Market Abuse Regulation (EU) No. 596/2014 (“MAR”).
Filing with the UK FCA and any other relevant authorities may be done based on notifications sent by me to TORM plc.
I understand and accept that the filing with the UK FCA and any other relevant authorities will be on my behalf and at my responsibility, and I confirm that all information contained in any of my notifications to TORM plc of transactions is and will be correct and accurate. This confirmation shall be deemed to be repeated each time a notification is submitted by me.

Date:    ___________________________
Name:    ___________________________
Title:     ___________________________
Address:     ___________________________
    ___________________________

Signature:    ___________________________

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Appendix E Special and continuous disclosure requirements

1Special disclosure requirements
The Company shall as soon as possible disclose information regarding the specific circumstances mentioned in sections 1.1 to 1.10, regardless of whether such are deemed to be Inside Information or not.

1.1Capital structure
The Company shall disclose all proposals and decisions to make changes to the share capital or the number of shares or other Financial Instruments of the Company, unless the issue is insignificant. Information shall be disclosed regarding terms and conditions for any issue of such Financial Instruments. The Company shall also disclose the outcome of any issue.

Finally, the Company shall disclose (i) the total number of voting rights and the total amount of capital of the Company and (ii) the total number of voting rights attaching to Shares held by the Company in treasury at the end of each calendar month during which an increase or decrease has occurred.

1.2Changes in the Board of Directors, appointment or change of a chief executive officer or other management and auditors
Proposals for changes and actual changes with respect to the Board of Directors shall be disclosed. In addition, any other significant changes to the Board of Directors and appointment or change of a chief executive officer shall be disclosed. The Company shall assess whether changes to other management positions may be important and consequently should be disclosed.

The disclosure regarding a new member of the Board of Directors or appointment or change of a chief executive officer or any other member of management, if disclosed, shall include relevant information about the experience and former positions held by the new member in question.

Election or resignation of the Company’s auditor shall also be disclosed.

1.3Share-based incentive programmes
The Company shall disclose any decision to introduce share-based incentive programmes. The disclosure shall contain information about the most important terms and conditions of the programme. The disclosure shall provide investors with information about the incentives for management and other employees and the dilution effect of the incentive programmes in order to contribute to the investors’ understanding of the total potential liabilities under such programmes. Rule 3.3.5 of the Rules for Issuers sets out special requirements as for the contents of such disclosure.

1.4Closely-related party transactions
A transaction or loan between the Company and (a) enterprises that directly or indirectly though one or more intermediaries, control or are controlled by, or are under control with the company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over, directly or indirectly, an interest in the voting power of the company that gives the significant influence over the company, and close members of any such individuals family; (d) key management personnel, that is those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individual’s families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly by any person described in (c) or (d) or which such a person is able to exercise significant influence shall be disclosed [to the audit committee] when the decision regarding such a transaction is taken, unless the transaction is insignificant to the parties involved. “Closely-related parties” include managing directors, members of the board of

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directors, and other members of the executive management of the parent company or of significant subsidiaries who control or exercise significant influence on financial and operational decisions in the parent company or in the relevant significant subsidiary. “Close members of an individual’s family” are those that may be expected to influence, or be influenced by, that person and their dealings with the company. “Significant influence” over the company is the power to participate in financial and operating policy decisions of the enterprise but is less than control over those policies. Legal entities controlled by these persons and shareholders controlling more than 10% of the shares or voting rights of the Company are also considered as closely-related parties and is considered to have significant influence.

1.5Substantial changes to the operations of the Company
If the Company undergoes significant changes and, following those changes, may be regarded as an entirely new company, additional information regarding the Company shall be provided. Such information must be equivalent to what is required pursuant to the rules applicable to prospectuses. This applies notwithstanding whether or not the Company is obligated to prepare a prospectus pursuant to legislation or any other regulation.

1.6Decisions regarding admission to trading
The Company shall disclose information in connection with any secondary admission to trading on another market place. Furthermore, the Company shall disclose any decisions to apply for delisting of Financial Instruments from Nasdaq Copenhagen or any such other market place. Finally, the Company shall disclose whether any such applications are granted or rejected.

1.7Information required by another trading venue
To the extent the Company discloses any significant information due to rules or other disclosure requirements of another regulated market or trading venue, such information shall be simultaneously disclosed as described in these rules.

1.8Disclosure considered necessary to provide fair and orderly trading
If Nasdaq Copenhagen considers that special circumstances exist that results in substantial uncertainty regarding the Company or the pricing of the shares and that additional information is required in order for Nasdaq Copenhagen to be able to provide fair and orderly trading in the Company’s shares, Nasdaq Copenhagen can require the
Company to disclose relevant information. This requirement applies whether or not such information is considered Inside Information.

1.9Treasury Shares
The Company shall as soon as possible after any acquisition or sale disclose an announcement, if the Company’s holding of treasury shares and/or Financial Instruments based on already issued shares reaches, exceeds or falls below the 5% or 10% thresholds, cf. Part 3.

1.10Major shareholders
The Company shall as soon as possible after receipt disclose major shareholder announcements received from its shareholders.

2Continuous disclosure requirements
The Company shall on a continuous basis disclose information regarding the specific circumstances described in sections 2.1 to 2.3.

1.1Financial calendar
The Company shall prior to the beginning of each financial year publish a financial calendar listing the dates on which the Company expects to disclose interim reports and preliminary announcement of annual results as well as the expected date of the annual general meeting. In respect of the annual report, the Company shall disclose the expected week of disclosure. If a disclosure cannot be made on a pre-announced date, the Company must as soon as possible publish a new date on which disclosure will be made.

1.2General meetings of the Company

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Any notice to convene a general meeting shall be disclosed no later than at the same time as other disclosure takes place.

The Company shall furthermore disclose resolutions adopted by the general meeting unless such resolutions are insignificant. Where the general meeting has authorised the Board of Directors to make decisions on a specific issue at a later time, such resolution by the Board of Directors shall be disclosed, unless the resolution is insignificant.

If the Company is aware that Inside Information will be presented at the general meeting such information shall typically be disclosed no later than simultaneously with the commencement of the general meeting.

When the general meeting adopts revised Articles of Association, the Company will consider whether an updated version of the Articles of Association shall be published and be made available on the Company’s website.

1.3Financial reports
All financial reporting shall take place in accordance with applicable accounting legislation.

The Board of Directors has decided that the Company apart from the preliminary announcement of the annual results also discloses interim reports regarding the activities and results of the first three, six and nine months of the year, respectively.
Preliminary announcements of annual results shall be disclosed no later than three months after the end of the financial year, and interim reports shall be disclosed within two months of the expiry of the reporting period. Preliminary announcements of annual results and interim reports shall be disclosed immediately after the meeting of the Board of Directors at which they are transacted.

Instead of a preliminary announcement of annual results, the Company may disclose the annual report as soon as possible after its completion. The annual report shall be disclosed as soon as possible and no later than three weeks prior to the annual general meeting. Disclosure of the annual report cannot take place later than four months after the end of the financial year.

When the Company discloses a forecast, it shall provide information regarding the assumptions or conditions for the forecast provided. If the Company reasonably expects that its financial result or financial position will deviate significantly from previously disclosed forecasts and such deviation constitutes Inside Information, the Company shall as soon as possible disclose information about the deviation. Such disclosure shall also reiterate the forecast previously provided.

In the event that the financial result or position of the Company deviates in a significant way from what could reasonably be expected based on financial information previously disclosed by the Company, the Company shall disclose information about the change if it is considered Inside Information.

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Appendix F – Log for delay of disclosure of Inside Information
1.It is the assessment that immediate disclosure is likely to prejudice the legitimate interests of TORM plc (the “Company”), as [explanation of legitimate interest],
2.delay of disclosure is not likely to mislead the public, as it is the assessment, that the inside information is not materially different from previous company announcements made by the Company (including forecasts) or is otherwise in contrast with market expectations based on signals previously set by the Company, and
3.the Company is able to ensure the confidentiality of the Inside Information.

Log for monitoring fulfilment of items 1-3[2]
[date]	[description of event or circumstance which (potentially) constitutes inside information
[date]	[Update on material developments]
Other information
Inside Information first existing within the Company on	[Date], [Time], CET
Decision to delay was made on	[Date], [Time], CET
Dislosure is likely on	[Date], [Time], CET
Persons responsible[3]	[Name and title]
Internal information barriers	[Insider lists/NDAs/Chinese walls/internal rules and procedures on handling confidential information]
Leakage plan	[Brief description of leakage plan other arrangements in the event of leakage, incl. any draft company announcements prepared]

2 Any changes to the fulfilment of the conditions noted above must be registered herein and logged in the format set out. Overview should be deleted prior to any distribution of this explanation if no updates have been made.
3 The area of responsibility covers: deciding about the start of the delay and its likely end, ensuring the on-going monitoring of the conditions of delay, deciding about the public disclosure of the inside information, providing the requested information about the delay and the written explanation to the Danish Financial Supervisory Authority.

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If and when the inside information is disclosed to the market, the Danish Financial Supervisory Authority must be informed that the disclosure has been delayed. A copy of this explanation shall be provided to the Danish Financial Supervisory Authority upon request together with a copy of the initial notification.

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Appendix G Form of notification for delay of disclosure
The following template may be used when notifying the Danish Financial Supervisory Authority (the “DK FSA”) that disclosure of inside information has been delayed. The notification shall be made when disclosing the inside information in question to the market through a company announcement.
The notification shall be made to the DK FSA by e-mail to udsaettelse@ftnet.dk.
1. Identity of the issuer
Name and CVR. no.

TORM, Plc
2. Identity of the person making the notification
Name, surname, position, professional e-mail address and phone number

3. Identification of the inside information subject to delayed disclosure
Company announcement reference number

4. Date and time of the decision to delay disclosure of inside information:

5. Identity of all natural persons with responsibilities for the decision of delaying the public disclosure of inside information
Position, name and surname

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Approved by the Board of Directors on 07 September 2023:

Christopher H. Boehringer    David Weinstein

Göran Trapp    Annette Malm Justad

Jacob Balslev Meldgaard

As Board Observers:

Rasmus J. Skaun Hoffmann    Christian Gorrissen

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